Singular Genomics Launches the G4 Sequencing Platform

– Next-generation sequencing platform will provide up to three times more data output per hour than other benchtop instruments, while offering flexible run capacity –

La Jolla, CA, December 16, 2021 – Singular Genomics Systems, Inc. (Nasdaq: OMIC), a company leveraging novel next-generation sequencing (NGS) and multiomics technologies to empower researchers and clinicians, today announced the commercial launch of the G4, the world’s most powerful benchtop sequencer. The NGS platform features novel high-performance chemistry and advanced engineering to deliver accuracy, flexibility, speed and power for a range of applications, including research in oncology and immunology. Orders for the G4 instrument and consumable kits are now being accepted, with shipments expected to begin in the second quarter of 2022.

“The genomic tools and technologies developed over the last two decades have greatly improved our understanding of biology, advanced clinical diagnostics and empowered the development of novel therapies. Yet, real limitations remain, such as long run times, labor-intensive protocols, lack of run flexibility and high cost,” said Drew Spaventa, Chairman and Chief Executive Officer of Singular Genomics. “We listened to the sequencing community and developed a sequencing platform to solve real pain points for a broad set of customers. The G4 offers a combination of speed, power, versatility and flexibility unmatched in the market that will seamlessly integrate into any existing lab ecosystem, providing a true plug-and-play solution for both researchers and clinicians.”

The G4 Sequencing Platform

The G4 consists of a benchtop NGS instrument and associated consumables powered by a novel sequencing engine to deliver the following:

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Accuracy: Proprietary, 4-color sequencing by synthesis (SBS) chemistry with novel enzymes and nucleotides that work together to provide highly accurate paired-read sequencing.
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Flexibility: Ability to independently run up to 16 samples or sample pools across four flow cells, the G4 reduces sample pooling requirements and offers flexibility to run multiple experiments in parallel.
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Speed: Innovative high-resolution imaging, rapid fluidics and novel high-speed chemistry work in concert to reduce run times from days to hours.
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Power: With up to three times more data output per hour than any other benchtop instrument, the G4 will sequence up to four human genomes in just 16-19 hours.

“The G4 brings together innovations in chemistry, molecular biology and engineering to deliver precision, speed and versatility,” said Eli Glezer, Ph.D., Chief Scientific Officer of Singular Genomics. “We believe this new platform will expand and accelerate the use of DNA sequencing across a wide range of applications, such as identifying cancer-associated genetic mutations, deep sequencing to detect minimum residual disease in circulating cell-free DNA, profiling the immune system, analyzing single-cell RNA transcription, and rapidly sequencing exomes and whole genomes.”

Consumable Kits

The G4 Instrument will support two cluster densities: the F2 and F3 flow cells. The F2 consumable kit will be available at launch, and the F3 consumable kit will be available in late 2022. Each consumable kit offers multiple cycle configurations for application flexibility and can be purchased in quantities of one and four flow cells. Key performance specifications include the following:

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15-400 gigabases (Gb) of data per run
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6-19-hour run times
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99.6-99.9% accuracy across all kits

Complete instrument and anticipated performance specifications, a technical report and data sets, along with pricing for the G4 and initial consumable kit configurations, are available by request. To learn more, please visit https://singulargenomics.com/.

About Singular Genomics Systems, Inc.

Singular Genomics is a life science technology company that is leveraging novel, next generation sequencing (NGS) and multiomics technologies to build products that empower researchers and clinicians. Our mission is to accelerate genomics for the advancement of science and medicine. Our Singular Sequencing Engine is the foundational platform technology that forms the basis of our products in development as well as our core product tenets: accuracy, speed, flexibility and scale. We are currently developing two integrated solutions that are purpose built to target applications in which these core product tenets matter most. Our first integrated solution, the G4, is targeted at the NGS market. Our second integrated solution in development, the PX Integrated Solution, combines single cell analysis, spatial analysis, genomics and proteomics in one integrated instrument to offer a versatile multiomics solution. The G4 and PX Integrated Solutions are both comprised of an instrument and an associated menu of consumable kits.

Forward-Looking Statements

Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the future performance of the G4, the Company’s performance, and quotes by management. Any such forward-looking statements are based on our management’s current expectations and are subject to a number of risks and uncertainties that could cause our actual future results to differ materially from our management’s current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) we have incurred significant losses since inception, we expect to incur significant losses in the future and we may not be able to generate sufficient revenue to achieve and maintain profitability; (ii) we have no history commercializing our products or technology; (iii) the life sciences technology market is highly competitive, and if we fail to compete effectively, our business and operating results will suffer; (iv) if we are sued for infringing, misappropriating or otherwise violating intellectual property rights of third parties, this litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates; (v) if our products fail to achieve early customer and scientific acceptance, we may not be able to achieve broader market acceptance for our products, and our revenues and prospects may be harmed; and (vi) the COVID-19 pandemic and efforts to reduce its spread have adversely impacted, and may materially and adversely impact, our business and operations. These and other risk factors that may affect our future results of operations are identified and described in more detail in our filings with the SEC, including our Quarterly Report on Form 10-Q for period ended September 30, 2021, filed with the SEC on November 9, 2021. Accordingly, you should not rely upon forward-looking statements as predictions of future events or our future performance. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact

Matt Clawson

949-370-8500

ir@singulargenomics.com

Media Contact

Dan Budwick, 1AB

973-271-6085

dan@1abmedia.com